For:	Alamo Group Inc.

Contact:	Robert H. George
Vice President
830-372-9621
For Immediate Release
Financial Dynamics
Eric Boyriven/Alexandra Tramont
212-850-5600

ALAMO GROUP ANNOUNCES 2005 FIRST QUARTER RESULTS

SEGUIN, Texas, May 3, 2005 -- Alamo Group Inc. (NYSE: ALG) today reported results for the first quarter ended March 31, 2005.

Net sales for the first quarter increased 15% to $91.3 million compared to $79.7 million for the same period last year.  Net income for the quarter was $2.6 million, or $0.26 per diluted share, compared with $2.3 million, or $0.23 per diluted share, in the prior year period, an increase of 12%.  Net sales for the first quarter of 2005 include Rousseau Holding, S.A. which was acquired on March 15, 2004 and Spearhead Machinery Limited, which was acquired on February 14, 2005.  Excluding revenues related to these acquisitions, net sales for the first quarter of 2005 would have been $86.5 million, or 8% above the prior year period.

North American Agricultural Division sales increased 9% to $34.9 million from $32.1 million for the first quarter of 2004.  The Division benefited from the improved conditions in the U.S. agricultural sector, continuing the trend which began in the fourth quarter of 2003, despite adverse weather conditions in many areas of both the U.S. and Canada.

North American Industrial Division sales of $28.7 million were up 5% compared to $27.4 million in the first quarter of 2004.  The growth in this sector was mainly in mowing equipment which, while modest, reflected steady improvement in these markets.

Alamo's European Division sales for the quarter were up 37% to $27.7 million from $20.2 million in the first quarter of 2004.  This increase was a combination of strong internal performance, complimented by the addition of Rousseau and Spearhead, which accounted for approximately 24% of the increase.

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ALAMO GROUP ANNOUNCES RESULTS FOR THE FIRST QUARTER OF 2005           Page 2

Ron Robinson, President and Chief Executive Officer of Alamo Group, commented, "The first quarter results reflect a continuation of the positive market trends which began in the fourth quarter of 2003.  Our European operations led the way with strong growth in both sales and earnings, as a result of good market conditions, tight cost control and excellent market coverage, further enhanced by recent acquisitions in this market."

"Our North American Agricultural and Industrial divisions also continued to improve, though at a lesser rate, despite adverse weather conditions in the first quarter.  In addition, higher raw material costs, mainly for steel, remain a concern and continue to affect profitability. We are addressing this issue through price increases and additional steps to improve operating efficiencies.  While we are concerned that higher equipment prices combined with escalating fuel costs, which impact our customers operating expenses, may have a dampening effect on demand in the marketplace, we are optimistic that 2005 will continue to show improvement for Alamo Group as the combination of favorable market conditions and better internal performance will benefit the Company throughout the year and beyond."

Alamo Group is a leader in the design, manufacture, distribution and service of high quality equipment for right-of-way maintenance and agriculture.  Our products include tractor-mounted mowing and other vegetation maintenance equipment, street sweepers, agricultural implements and related after market parts and services.  The Company, founded in 1969, has over 2,000 employees and operates fourteen plants in North America, Europe and Australia as of March 2005.  The corporate offices of Alamo Group Inc. are located in Seguin, Texas and the headquarters for the Company's European operations are located in Salford Priors, England.

This release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company's actual results in future periods to differ materially from forecasted results. Among those factors which could cause actual results to differ materially are the following: market demand, competition, weather, seasonality, currency-related issues, and other risk factors listed from time to time in the Company's SEC reports.  The Company does not undertake any obligation to update the information contained herein, which speaks only as of this date.

(Tables Follow)

ALAMO GROUP ANNOUNCES RESULTS FOR THE FIRST QUARTER OF 2005           Page 3

	First Quarter Ended
	3/31/05	3/31/04
North American
Agricultural	$34,886	$32,102
Industrial	28,711	27,391
European	27,696	20,223
Total Sales	91,293	79,716

Cost of sales	72,407	62,453
Gross margin	18,886	17,263
	20.7%	21.7%

Operating Expenses	14,443	12,249
Income from Operations	4,443	5,014
	4.9%	6.3%

Interest Expense	(594)	(515)
Interest Income	225	120
Other Income (Expense)	77	(831)

Income before income taxes	4,151	3,788
Provision for income taxes	1,578	1,484

Net Income	$2,573	$2,304

Net income per common share:
Basic	$0.26	$0.24

Diluted	$0.26	$0.23

Average common shares:
Basic	9,743	9,727

Diluted	9,933	9,854

Summary Balance Sheet Data

	3/31/05	3/31/04
Receivables	107,755	91,254
Inventories	81,673	70,931
Current Liabilities	56,143	52,246
Long Term Debt	54,948	40,524
Equity	161,412	146,906